Exhibit 99.1

Contacts: Steven E. Brady, President and CEO Donald F. Morgenweck, CFO (609) 399-0012

Press Release

Ocean Shore Holding Co. Reports 4th Quarter 2009 and Year-End Results

Ocean City, New Jersey – January 27, 2010 – Ocean Shore Holding Co. (NASDAQ: OSHC) today announced net income of $1,314,000, or $0.19 per basic and diluted share, for the quarter ended December 31, 2009 as compared to $769,000, or $0.11 per basic and diluted share, for the same quarter last year.

For the full year ended December 31, 2009, net income rose to $4,211,000, or $0.60 per basic share and $0.59 per diluted share, as compared to $2,929,000, or $0.42 per basic share and $0.41 per diluted share, for 2008. This represents the Company’s best quarterly and annual performance since becoming a public company in 2004.

The Company completed its conversion from the mutual holding company form of organization to the stock holding company form on December 18, 2009. As a result of the conversion, Ocean Shore Holding Co., a newly formed New Jersey corporation, became the holding company for Ocean City Home Bank, and OC Financial MHC and the former Ocean Shore Holding Co. ceased to exist. As part of the conversion, the Company completed a public offering that raised $28.2 million in new equity and shares of the former Ocean Shore Holding were exchanged for shares of the new Ocean Shore Holding. Per share amounts for prior periods have been adjusted to reflect the share exchange.

Ocean Shore Holding Co. (the “Company”) is the holding company for Ocean City Home Bank (the “Bank”), a federal savings bank headquartered in Ocean City, New Jersey. The Bank operates a total of ten full-service banking offices in eastern New Jersey, including the recently opened branch office in Galloway Township.

“We are extremely proud to report that, notwithstanding the difficult economic conditions facing the country, our net income for 2009 increased 44% over the prior year. While we are not immune from the effects of the recession, we believe that our results, particularly our low level of non-performing assets, speak well for our conservative operating philosophy,” said Steven E. Brady, President and CEO.

Balance Sheet Review

Total assets grew $91.7 million, or 13.5%, to $770.1 million at December 31, 2009 from $678.5 million at December 31, 2008. Net loans receivable grew $69.2 million, or 11.6%, to $663.7 million. Increases of $63.8 million in real estate mortgage loans, commercial loans of $5.8 million and $549,000 in consumer loans were partially offset by a decrease in real estate construction loans of $336,000. Investments and mortgage-backed securities declined $8.0 million, or 21.3%, during 2009 to $29.4 million due to normal maturities and repayments of principal.

Deposits grew $81.5 million, or 17.9%, to $537.4 million at December 31, 2009 from $456.0 million at December 31, 2008. FHLB borrowings decreased $23.8 million to $110.0 million, or 17.8%, at December 31, 2009 from $133.8 million at December 31, 2008.

Net proceeds of $28.2 million from the Company’s public offering also contributed to asset and equity growth in 2009.

Asset Quality

The provision for loan losses totaled $357,000 for the fourth quarter of 2009 compared to $101,000 for the fourth quarter of 2008 and $490,000 for the third quarter of 2009. The increase in the provision over 2008 resulted from reserves deemed necessary due to specific reserves for non-performing loans and loan growth.

Charge-offs for the three and twelve months ended December 2009 totaled $460,000 compared to no activity for the same period in 2008. The allowance for loan losses was 0.52% of total loans and 157.7% of non-performing loans at December 31, 2009, compared to 0.45% of total loans and 136.0% of non-performing loans at December 31, 2008.

Non-performing assets totaled $1.9 million, or 0.25% of total assets, at December 31, 2009, compared to $2.0 million, or 0.29% of total assets, at December 31, 2008.

Income Statement Analysis

Net interest income increased $894,000, or 17.9%, to $5.9 million for the fourth quarter of 2009 compared to $5.0 million in the fourth quarter of 2008. Net interest margin increased 22 basis points in the quarter ended December 31, 2009 to 3.42% from 3.20% for the quarter ended December 31, 2008. On a linked-quarter basis, net interest margin increased 2 basis points from 3.40% in the third quarter of 2009. The growth in interest income for the fourth quarter was the result of an increase in average interest-earning assets of $63.6 million and a decrease of 52 basis points in the average cost of interest-bearing liabilities to 2.37% from 2.89%, offset by an increase in average interest-bearing liabilities of $67.4 million and a decrease of 20 basis points in the average yield on interest-earning assets to 5.56% from 5.76%.

Net interest income increased $3.4 million, or 17.9%, for the full year to $22.2 million compared to the prior year. An increase in net interest margin of 25 basis points to 3.32% from 3.07% was the result of a decrease in the cost of interest-bearing liabilities of 62 basis points offset by a decrease in the yield on interest-earning assets of 27 basis points.

Other expenses increased $303,000, or 7.7%, to $4.2 million for the fourth quarter of 2009, compared to $3.9 million for the fourth quarter of 2008. Other expenses increased $1.8 million, or 12.9%, to $16.1 million for the full year compared to $14.3 million for 2008. FDIC deposit insurance expense increased $97,000 in the fourth quarter of 2009 over 2008 and $663,000 in the full year 2009 over 2008. Other expenses increased $112,000 in the fourth quarter and $487,000 in the year-ended 2009 over the prior periods as a result of additional expenses associated with the opening of new branches in the fourth quarter of 2009 and 2008.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the PSLRA). Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.” For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

SELECTED FINANCIAL CONDITION DATA (unaudited)

	As of 12-31-2009	As of 12-31-2008	% Change
	(Dollars in thousands)
Total assets	$770,145	$678,474	13.5
Cash and cash equivalents	33,028	8,530	287.2
Investment securities	29,427	37,405	(21.3)
Loans receivable, net	663,663	594,452	11.6
Deposits	537,422	455,955	17.9
FHLB advances	110,000	133,800	(17.8)
Subordinated debt	15,464	15,464	0.0
Stockholder’s equity	97,335	64,387	51.2

SELECTED OPERATIONS DATA (unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2009	2008	% Change	2009	2008	% Change
	(Dollars in thousands, except share and per share amounts)
Interest and dividend income	$9,586	$9,016	6.3	$37,225	$35,919	3.6
Interest expense	3,686	4,010	(8.1)	15,038	17,093	(12.0)

Net interest income	5,900	5,006	17.9	22,187	18,826	17.9

Provision for loan losses	357	101	253.5	1,251	373	235.2

Net interest income after provision for loan losses	5,543	4,905	13.0	20,936	18,453	13.5

Other income	854	745	14.6	3,101	2,768	12.0
Impairment on investment securities	—	(626)	N/M	(1,077)	(2,235)	(51.8)
Other expense	4,248	3,945	7.7	16,134	14,265	13.1

Income before taxes	2,149	1,079	99.2	6,826	4,721	44.6
Provision for income taxes	835	310	169.4	2,615	1,792	45.9

Net Income	$1,314	$769	70.9	$4,211	$2,929	43.8

Earnings per share basic	$0.19	$0.11		$0.60	$0.42
Earnings per share diluted	$0.19	$0.11		$0.59	$0.41

Average shares outstanding*:
Basic	7,051,468	7,054,631		7,064,161	7,039,134
Diluted	7,081,593	7,114,881		7,112,526	7,117,657

N/M – not measurable

*	Earnings per share and average common shares outstanding for the prior periods have been adjusted by .8793 to reflect the impact of the second-step conversion and reorganization of the Company, which occurred on December 18, 2009.

	Three Months Ended December 31, 2009		Three Months Ended December 31, 2008
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$660,236	5.51%	$585,819	5.78%
Investment securities	29,771	6.65%	39,307	5.62%
Other interest-earning assets	—	—	1,278	0.99%
Interest-bearing deposits	496,555	1.75%	409,999	2.40%
Total borrowings	125,893	4.83%	145,007	4.29%

Interest rate spread		3.19%		2.87%
Net interest margin		3.42%		3.20%

	Year Ended December 31, 2009		Year Ended December 31, 2008
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$634,862	5.53%	$564,285	5.84%
Investment securities	32,473	6.50%	46,338	6.30%
Other interest-earning assets	—	—	3,361	2.09%
Interest-bearing deposits	456,398	1.96%	389,382	2.65%
Total borrowings	137,306	4.45%	153,303	4.42%

Interest rate spread		3.05%		2.70%
Net interest margin		3.32%		3.07%

ASSET QUALITY DATA (unaudited)

	Year Ended December 31, 2009	Year Ended December 31, 2008
	(Dollars in thousands)
Allowance for Loan Losses:
Allowance at beginning of period	$2,684	$2,307
Provision for loan losses	1,251	373

Charge-offs	460	0
Recoveries	1	4

Net charge-offs	459	(4)

Allowance at end of period	$3,476	$2,684

Allowance for loan losses as a percent of total loans	0.52%	0.45%
Allowance for loan losses as a percent of nonperforming loans	157.7%	136.04%

	As of 12-31-2009	As of 12-31-2008
	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans:
Real estate mortgage - residential	$1,593	$1,861
Real estate mortgage - commercial	139	—
Commercial	22	—
Consumer	91	112

Total	1,845	1,973

Real estate owned	98	—
Other nonperforming assets	—	—

Total nonperforming assets	$1,943	$1,973

Nonperforming loans as a percent of total loans	0.28%	0.33%
Nonperforming assets as a percent of total assets	0.25%	0.29%

SELECTED FINANCIAL RATIOS (unaudited)

	Year Ended	Year Ended
	12-31-2009	12-31-2008

Selected Performance Ratios:
Return on average assets	0.58%	0.44%
Return on average equity	6.20%	4.55%
Interest rate spread	3.05%	2.70%
Net interest margin	3.32%	3.07%
Efficiency ratio	63.70%	65.90%